                                 EXHIBIT 10.72
                              EMPLOYMENT AGREEMENT

                 EMPLOYMENT AGREEMENT ("Agreement") made this 28th day of March, 1997, effective as of January 1, 1997, by and between STUART A. GHERTNER, residing at 25 Pheasant Ridge Drive, Henderson, Nevada 89014 ("Executive") and COMPREHENSIVE CARE CORPORATION, a Delaware corporation with its principal offices located at 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625 ("Company").

                              W I T N E S S E T H

                 WHEREAS, Executive is currently acting as Interim Chief Operating Officer of the Company and Interim President of Comprehensive Behavioral Care, Inc. ("CBC"), a majority owned subsidiary of the Company;

                 WHEREAS, the Company desires to continue to employ Executive as its Chief Operating Officer and as President and Chief Operating Officer of CBC on the terms and conditions provided for herein;

                 WHEREAS, Executive has expertise and experience in providing managed health care services; and

                 WHEREAS, Executive has made and is expected to continue to make a major contribution to the profitability, growth and financial strength of Company and CBC;

                 NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                   ARTICLE I

                                   EMPLOYMENT

                 1.1 Duties. Subject to and upon the terms and conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Executive, and the Executive hereby accepts such continued employment in his capacity as Chief Operating Officer of the Company and President and Chief Operating Officer of CBC. Executive shall report to the Chief Executive Officer of the Company and to the Board of Directors of the Company, and in the case of CBC, to the Chairman of the Board of Directors of CBC. The Executive agrees to devote his full business time to his employment with the Company and CBC, to serve the Company and CBC faithfully and to the best of his ability, and to perform such services and duties of an executive nature in connection with the business, affairs and operations of the Company and
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of CBC as may be reasonably and in good faith assigned or delegated to him from time to time by or under the authority of the President/CEO of the Company, and consistent with the position of Chief Operating Officer of the Company and President and Chief Operating Officer of CBC.

                 1.2 Principal Base of Operations. Executive acknowledges that the Company's present principal place of business is Corona del Mar, California, and that the principal place of business of CBC is located in Tampa, Florida. In addition, business operations of the Company and of CBC are, have been, or are contemplated to be conducted in the states of New Jersey, New York, Michigan, Texas, and the Commonwealth of Puerto Rico. Executive shall undertake such travel and shall be in attendance at the Company's principal executive offices in Corona del Mar, California and such other locations where the business or operations of the Company and/or CBC are located as may be reasonably necessary or required for Executive to perform his duties hereunder.

                                   ARTICLE II

                                  COMPENSATION

                 2.1 Salary. Commencing on the effective date of this Agreement and during the term of this Agreement, Executive shall receive a base salary (the "Base Salary") at the rate of $175,000 per annum payable in equal weekly increments or otherwise in accordance with regular payroll practices of the Company. Executive may receive such other bonuses or additional compensation as may be determined from time to time by the Board of Directors, but in all events Executive will receive the bonus provided for in Section 2.3, to the extent earned. The Company shall deduct from Executive's compensation all federal, state and local taxes which it may now or may hereafter be required to deduct.

                          As a one-time incentive to Executive for entering
into this Agreement, the Company shall pay to Executive a one-time bonus of $45,000, which shall be paid as follows: the sum of $15,000 shall be paid to Executive upon the execution of this Agreement, and the remainder of $30,000 shall be paid to Executive in nine consecutive installments of $3,333.33 each, commencing April 1, 1997 and continuing on the first day of each of the eight successive months thereafter. The Company shall deduct and withhold from the initial payment and each monthly installment payment, all applicable federal and state tax and withholding payments required to be withheld.

                 2.2 Benefits. During the term hereof, Executive shall be provided with medical, health and long-term disability insurance benefits of the same nature and type and in the same manner and to the same extent as provided to other officers of the Company. Executive shall be entitled to three weeks of paid vacation during each 12-month period of employment, to be accrued in accordance with the Company's vacation policies, and to be taken at such times as not to


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interfere with special projects then in process.  Additionally, during the term hereof, Executive shall be accorded such leave, holidays and other benefits as generally made available to other officers of the Company and shall also be eligible for those fringe benefits programs and stock option plans as are made available to officers of the Company or of CBC. The Company shall reimburse Executive for all necessary and reasonable business expenses incurred by Executive while performing services under this Agreement, consistent with the Company's expense reimbursement policies.

                 2.3 Bonus. In addition to the annual Base Salary, Executive shall be entitled, during the term hereof, to receive a cash bonus as provided in this Section 2.3. Executive's cash bonus shall be computed and paid quarterly as herein provided. No bonus shall be earned or shall be payable if the amount of the Company's quarterly operating revenues as reported on a consolidated basis are less than $12.5 million and the amount of the Company's earnings before taxes as a percentage of quarterly operating revenues are less than 2.5%. With respect to each fiscal quarter during the term hereof, commencing with the fiscal quarter ending February 28, 1997, provided that both the quarterly operating revenues and earnings before taxes conditions have been fulfilled for that quarter, there shall be paid to Executive, within 60 days following the end of the applicable fiscal quarter, an amount equal to 1.875% of the Company's earnings before taxes as computed for such fiscal quarter. For the purpose of the foregoing, operating revenues shall be defined as revenues from the Company's on-going operations as reported in the Company's filings made with the Securities and Exchange Commission and earnings before taxes shall be defined as earnings as determined in accordance with generally accepted accounting principles before deduction of or provision for all applicable taxes. Within 30 days following the end of each fiscal quarter, the Company shall cause the Chief Financial Officer of the Company to prepare and deliver to Executive a report setting forth the amount of quarterly bonus for such quarter and the method of computation therefor.

                 2.4 Stock Options. (a) Upon the execution of this Agreement, the stock option grant heretofore made by the Company to Executive of options, on August 23, 1996, to purchase shares of the Company's Common Stock under the Company's 1988 Incentive Stock Option Plan and Non-Statutory Stock Option Plan (the "Plan") is hereby ratified and confirmed, as follows:

                                  (i)      an option to purchase 5,000 shares
                          of Common Stock at an exercise price of $7 7/8 per share to be designated as a "non-incentive stock option".

These options are subject to the terms of the Plan and the Company's standard form of Stock Option Agreement. The Company shall evidence the grant of the options to Executive by delivering to Executive, simultaneously with his execution of this Agreement, the Stock Option Agreement, executed by a duly authorized officer of the Company.





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                 (b)      The Company hereby grants to Executive, stock options
to purchase an aggregate of 120,000 shares of the Company's Common Stock at an exercise price of $11.375 per share in the Company's 1995 Incentive Plan, to be vested and exercisable upon the following terms.

                                  (i)      a vested option to purchase 20,000
                          shares of Common Stock at an exercise price of $11.375 per share to be designated as a "nonqualified stock option".

                                  (ii)     Upon the Company first achieving
                          quarterly revenues from operations in any fiscal quarter commencing with the fiscal quarter ending February 28, 1997 in an amount equal to or greater than $12.5 million and earnings before taxes in an amount equal to or greater than 2.5% of such quarterly operating revenues, stock options to purchase 10,000 shares shall vest and thereafter be exercisable following the occurrence of the vesting condition at any time before December 31, 2007.
                          $12.5 million of operating revenues and $312,500 of earnings before taxes are referred to as the "Level I Targets". Options to purchase an additional 10,000 shares shall vest and thereafter be exercisable at any time before December 31, 2007, on the further condition that (i) the Company achieve not less than the Level I Targets in each of the next two successive fiscal quarters or (ii) the average of the operating revenues and earnings before taxes for the fiscal quarter with respect to which the stock options in the first sentence of this Section 2.4(i) vested and the next three immediately succeeding fiscal quarters equal or exceed the Level I Targets and, failing which, the option with respect to such additional 10,000 shares options shall not vest or become exercisable and shall lapse and terminate.

                                  (iii)    Upon the Company first achieving
                          quarterly revenues from operations in any fiscal quarter commencing with the fiscal quarter ending February 28, 1997 in an amount equal to or greater than $20 million and earnings before taxes in an amount equal to or greater than 4% of such quarterly operating revenues, stock options to purchase 10,000 shares shall vest and thereafter be exercisable following the occurrence of the vesting condition at any time before December 31, 2007. $20 million of operating revenues and $500,000 of earnings before taxes are referred to as the "Level II Targets". Options to purchase an additional 10,000 shares shall vest and thereafter be exercisable at any time before December 31, 2007, on the further condition that (i) the Company achieve not less than the Level II Targets in each of the next two successive fiscal quarters or (ii) the average of the operating revenues and earnings before taxes for the fiscal





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                          quarter with respect to which the stock options in
                          the first sentence of this Section 2.4(ii) vested and the next three immediately succeeding fiscal quarters equal or exceed the Level II Targets and, failing which, the option with respect to such additional 10,000 shares options shall not vest or become exercise and shall lapse and terminate.

                                  (iv)     Upon the Company first achieving
                          quarterly revenues from operations in any fiscal quarter commencing with the fiscal quarter ending February 28, 1997 in an amount equal to or greater than $20 million and earnings before taxes in an amount equal to or greater than 6% of such quarterly operating revenues, stock options to purchase 10,000 shares shall vest and thereafter be exercisable following the occurrence of the vesting condition at any time before December 31, 2007. $20 million of operating revenues and $1,000,000 of earnings before taxes are referred to as the "Level III Targets". Options to purchase an additional 10,000 shares shall vest and thereafter be exercisable at any time before December 31, 2007, on the further condition that (i) the Company achieve not less than the Level III Targets in each of the next two successive fiscal quarters or (ii) the average of the operating revenues and earnings before taxes for the fiscal quarter with respect to which the stock options in the first sentence of this Section 2.4(ii) vested and the next three immediately succeeding fiscal quarters equal or exceed the Level III Targets and, failing which, the option with respect to such additional 10,000 shares options shall not vest or become exercisable and shall lapse and terminate.

                                  (v)      Upon the Company first achieving
                          quarterly revenues from operations in any fiscal quarter commencing with the fiscal quarter ending February 28, 1997 in an amount equal to or greater than $30 million and earnings before taxes in an amount equal to or greater than 8.5% of such quarterly operating revenues, stock options to purchase 20,000 shares shall vest and thereafter be exercisable at any time before December 31, 2007.
                          $30 million of operating revenues and $1,500,000 of earnings before taxes are referred to as the "Level IV Targets". Options to purchase an additional 20,000 shares shall vest and thereafter be exercisable at any time before December 31, 2007, on the further condition that (i) the Company achieve no less than the Level IV Targets in each of the next two successive fiscal quarters or (ii) the average of the operating revenues and earnings before taxes for the fiscal quarter with respect to which the stock options in the first sentence of this Section 2.4(iv) vested and the next three immediately succeeding fiscal quarters equal or exceed the Level IV Targets and, failing which, the option with respect to such additional





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                          20,000 shares options shall not vest or become
                          exercisable and shall lapse and terminate.

                                  (vi) Notwithstanding the above provisions regarding the conditions for vesting, if the Company or CBC become subject to a Transaction (as defined in the next sentence), all stock options granted under this Section 2.4(b) shall immediately vest. A "Transaction" shall mean (A) the acquisition by any person or entity (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 ("Section 13(d)")) of beneficial ownership (within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 13(d)) of, or voting control over, thirty percent (30%) or more of the outstanding voting securities of the Company (or any successor or surviving entity resulting from a merger, consolidation or reorganization), (B) the completion and consummation of an agreement for a merger, consolidation or reorganization involving the Company, unless the holders of the outstanding voting securities of the Company immediately before such transaction shall continue (in substantially the same proportion) to own at least seventy percent (70%) of the outstanding voting securities of the surviving entity resulting from such transaction, (C) the execution of an agreement to sell or otherwise transfer all or substantially all of the assets of the Company, (iv) a complete liquidation or dissolution of the Company or (v) the occurrence of a transaction described in clauses (A), (B) or (C) with respect to CBC.
                          Anything to the contrary notwithstanding in clause
                          (A) of this subparagraph (vi), the Lindner Funds and Dreyfus Fund, and their respective affiliates, as defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, shall be ex- cluded from the application of such clause.

                                  (vii)    For the purpose of this Section
                          2.4(b), fiscal quarterly operating revenues and earnings before taxes shall have the same meaning as in Section 2.4. All options granted to Executive under this Section 2.4(b) shall be designated as non-qualified stock options and shall be subject to the terms of the Plan and the Stock Option Agreement. The Company shall evidence the grant of the stock options to Executive by delivering to Executive, simultaneously with his execution of this Agreement, the Stock Option Agreement, executed by a duly authorized officer of the Company.

                          (c)     The Company represents that options for the
125,000 shares granted to Executive are available for grant under the Plans. The Company agrees to cause the stock options granted hereunder to be issued to Executive in a manner that provides for both the grant and exercise thereof to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as





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amended.  The Company represents that the option plan under which the options referred to in this Paragraph 2.4 have been granted has been registered on Form S-8 with the Securities and Exchange Commission. The Company shall use its best efforts to maintain such Registration Statement current.

                 2.5 Excise Tax. If at any time, as a result of the receipt by Executive of benefits under this Agreement, including but not limited to the receipt of severance benefits, the vesting of options (including the acceleration of the vesting of options) as a result of a Transaction (the "Excise Tax Transaction"), Executive is subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will pay to Executive an amount (the "Gross-up Amount") equal to the amount of excise tax imposed on Executive plus the amount of federal and state income tax imposed on the amounts payable to Executive under this Section 2.5, assuming Executive is taxed at the highest stated tax rates applicable to Executive; provided, however, that the total aggregate market capitalization value as of the date of the Excise Tax Transaction is not less than an amount equal to the number of shares of the Company's Common Stock issued and outstanding as of the date of the Excise Tax Transaction multiplied by $20 per share.

                 2.6 Insurance and Indemnification. (a) During the term of this Agreement and for a period of three years thereafter, the Company shall maintain in full force and effect, at its sole cost and expense, director and officer liability insurance coverage that covers Executive. Such coverage for Executive shall be in an amount and on terms that are at least as favorable to Executive as to any other officer or director of the Company.

                          (b)     Simultaneously with the execution of this
Agreement, the Company will (i) enter into an indemnification agreement with Executive in substantially the same form as the indemnification agreements entered into with any other officer or director of the Company and (ii) amend the Directors and Officers Trust entered into on February __, 1995 to include Executive as an "Indemnitee" thereunder.

                                  ARTICLE III

                                   SEVERANCE

                 3.1 Severance Upon Termination for Cause. In the event that Executive is terminated for reasons of cause as set forth in Paragraph 3.4 hereof, or in the event Executive shall die, become permanently disabled or shall voluntarily terminate his employment, Executive shall not be entitled to any severance or other payment from the Company except for compensation earned to the date of termination, and any pro rata portion of any bonus accrued but not paid through the date of termination. Executive acknowledges that, except as specifically provided for herein with respect to the payment of severance upon termination without cause, severance is a





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matter of discretion of the Company and no act or course of dealing by the
Company with other of its employees shall be deemed or construed to confer any right or benefit upon Executive with respect to either the entitlement or payment of severance.

                 3.2 Severance Upon Termination Without Cause. In the event Executive's employment is terminated by the Company without cause as provided for in Paragraph 3.4 hereof, then in such case, Executive shall be entitled to the following severance benefits:

                          if termination by the Company shall occur prior to
                 the expiration of 24 months from the date hereof, Executive shall be entitled to receive, as a severance benefit, an amount equal to nine (9) months Base Salary from which the Company shall deduct all applicable federal, state or local employment and withholding taxes. Such severance payment shall be made in accordance with the regular payroll practices of the Company existing at the time of termination and shall continue to be made for such nine month period irrespective of whether or not Executive has obtained other or alternate employment.

                 3.3 Special Severance Payment in the Event of Sale or Merger of the Company. If, during the term hereof, and while Executive shall continue to be employed by the Company, the Company (i) enters into an agreement to merge with any other entity or sell all or substantially all of its assets to any other entity, or (ii) enters into an agreement involving the sale of its controlling interest in CBC, the sale by CBC of all or substantially all of its assets, or the merger of CBC into and with another entity in which CBC is not the survivor, or in which Comprehensive Care Corporation is not the controlling shareholder (subparagraphs (i) and (ii) collectively referred to as a "Special Severance Transaction"), then, in such case, Executive shall, within 30 days following the completion of a Special Severance Transaction, receive a special severance benefit equal to one (1) year's annual base salary, unless Executive shall, in his sole discretion, either within 90 days following or in connection with such Special Severance Transaction, enter into an agreement pursuant to which his employment with the Company shall continue for not less than 24 months following such Special Severance Transaction, and which agreement provides for an annual salary and bonus not less than Executive's prevailing salary at the time of such Special Severance Transaction, and with substantially the same responsibilities as set forth in this Agreement.

If, during the term hereof, and while Executive shall continue to be employed by the Company, the Company (i) enters into an agreement to merge with any other entity or (ii) enters into any agreement involving the sale of its controlling interest in CBC ((i) and (ii) collectively being referred to as a "Transaction"), then, in such case, Executive shall, within 30 days following the completion of a Transaction, receive a special severance benefit equal to one year's annual Base Salary unless Executive shall, either following or in connection with such Transaction, enter into an agreement pursuant to which his employment with the Company shall continue for not less than





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
24 months following such Transaction, at an annual salary not less than Executive's prevailing salary at the time of such Transaction.

                 3.4 Definition of "Cause". For all purposes of this Agreement, "cause" shall constitute (i) the death of Executive, (ii) the physical or mental disability of Executive which shall render Executive unable to perform his usual and customary duties for two consecutive months or 60 days in any 12 month period, (iii) written notice by the Company to Executive of a breach or default in the performance by Executive of any of his material obligations under this Agreement, and which breach or default is not cured within 15 days following such notice to Executive specifying the breach or default, (iv) the commission by Executive of any act resulting in or intending to result in his personal gain or enrichment at the expense of the Company or the commission by Executive of any felony or misdemeanor or act involving moral turpitude.

                                   ARTICLE IV

                                  RESTRICTIONS

                 4.1 Non-Disclosure. The Executive shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, marketing information, managed care business, plans and programs, psychiatric and dependency operations, and information relating to any managed care, capitation, sales or marketing programs of the Company (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Executive or known by him solely as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known (other than as disclosed by any person in breach of any obligation of confidentiality to the Company) in the industry, concerning the business, finances, methods, operations, marketing information, and information relating to the sales and marketing of the Company. The foregoing is intended to be confirmatory of the common law of the State of California relating to trade secrets and confidential information as in effect on the date of this Agreement.

                 4.2 Non-Competition. In the event of the termination of employment with the Company by Executive, Executive agrees that he will not, for a period of one year following such termination, solicit existing business or potential business. In furtherance of the foregoing, Executive shall not during the aforesaid period of non-competition, directly or indirectly, in competition with the Company, solicit any management person who was employed by the Company or solicit any provider, insurer or group through, from or with which the Company transacted any material managed health care business. The foregoing shall not be deemed or construed to prevent Executive from soliciting any consultant or advisor to the Company for any





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
project that Executive may participate in which is not in violation of this
Section 4.2. If it is determined that the duration of non-competition or any other restriction contained in this paragraph is unenforceable, it is the parties' intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or in the alternative the arbitrator may substitute a term.

                                   ARTICLE V

                                 MISCELLANEOUS

                 5.1 Term. This Agreement shall be for a term of two years commencing as of January 1, 1997 and terminating on December 31, 1998 unless sooner terminated as provided for herein.

                 5.2 Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written.

                 5.3 Severability. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                 5.4 Notice. All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:



                          Company: Comprehensive Care Corporation 1111 Bayside Drive - Suite 100 Corona del Mar, California 92625

                          Executive            Stuart J. Ghertner, Ph.D.
                                               25 Pheasant Ridge Drive
                                               Henderson, Nevada  89014


or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.

                 5.5 Benefit. This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Executive.





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
                 5.6 Waiver. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

                 5.7 Governing Law. This Agreement has been negotiated and executed in the State of California, and California law shall govern its construction and validity.

                 5.8      Dispute Resolution.

                          (a)     Any controversy or claim arising out of or
relating to this Agreement, except any controversy or claim arising out of or relating to Article IV hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award entered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration and all proceedings in connection therewith shall be in Orange County, California unless otherwise agreed by the parties. As to any dispute, controversy or claim that under the terms hereof is made subject to arbitration, no suit at law or in equity based on such dispute, controversy or claim shall be instituted by either party hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except that a party may seek to obtain a temporary restraining order or injunction.

                          (b)     The arbitrator shall (unless the arbitrator
otherwise determines) consider the time value of money in determining any awards and may grant any relief deemed by the arbitrator to be just and reasonable and within the scope of this Agreement, except equitable relief; provided, however, that the arbitrator may not award punitive damages, and the parties hereby irrevocably waive any claims to punitive damages except for claims arising under Article IV hereof. All privileges under California and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying California law. The compensation for the service of the arbitrator and any expenses incurred shall be paid equally by the parties to the arbitration.

                 5.9 Entire Agreement. This Agreement contains the entire agreement between the parties hereto. No change, addition or amendment shall be made hereto, except by written agreement signed by the parties hereto.





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
                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                            COMPREHENSIVE CARE CORPORATION

                                            By:     /s/ CHRISS W. STREET
                                               ---------------------------------
                                                 Name:  Chriss W. Street
                                                 Title: Chairman, President and
                                                        Chief Executive Officer


                                                    /s/ STUART J. GHERTNER
                                            ------------------------------------
                                                        STUART J. GHERTNER






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